Exhibit 99.1

EXHIBIT A

IMAGE INVESTORS CO.

C/O METROMEDIA COMPANY

21 MAIN STREET — SUITE 202

HACKENSACK, NEW JERSEY  07601

OFFICERS

NAME	POSITION WITH IMAGE INVESTORS CO.	PRINCIPAL OCCUPATION OR EMPLOYMENT

Stuart Subotnick	President; Director	Executive Vice President, Metromedia Company (Telecommunications, Consumer Products, Food Service and other Investments)

David A. Persing	Senior Vice President, General	Senior Vice President, General
	Counsel & Secretary	Counsel & Secretary, Metromedia Company

Robert A. Maresca	Senior Vice President and	Senior Vice President, Metromedia
	Treasurer	Company

Silvia Kessel	Senior Vice President	Senior Vice President, Metromedia Company

David Gassler	Vice President & Controller	Vice President & Controller, Metromedia Company

Paul L. Cevoli	Vice President — Tax	Vice President — Tax,
Metromedia Company

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